TAMM Oil and Gas Corp. Adds Don W. Hryhor as New Director

August 29, 2008

TAMM Oil and Gas Corp. (OTC Bulletin Board: TAMO) is pleased to welcome Mr. Donald W. Hryhor as a new member of its Board of Directors.

Don W. Hryhor has over 35 years of hands-on experience in various disciplines of the oil exploration industry. From 1972-1988, Mr. Hryhor trained with Hryhor Geophysical Ltd., an exploration consulting firm involved in major oilfield discoveries throughout the world, including the first major pools in the British North Sea, U.K., Rainbow Lake, Zama, South Ricinus, and several other fields throughout Western Canada, U.S. Gulf Coast and Texas.

During the past 20 years, Mr. Hryhor has independently compiled extensive and proprietary geotechnical studies and reservoir analyses within North America, incorporating over 600,000 wells. His research and geological studies generated prospects located at Yoyo, Bougie, Lucy, Clarke Lake and Helmet in northeast B.C., Sturgeon Lake, Crossfield and Peace River in Alberta, and the N.W.T. Utilizing his technical database, Mr. Hryhor was instrumental in TAMM identifying and acquiring Alberta Crown Oilsands and P&NG leases in the Peace River, Alberta region, which has been determined by a qualified independent petroleum engineering firm to contain over 2 billion barrels of total heavy oil in place.

Mr. Hryhor founded Canadian Wildcat Exploration Limited in 1988, Scarlet Exploration Inc. (“V.SCO”) in 1993, and Grand River Resources Inc. in 1995, oil exploration firms located in Calgary, Alberta. He currently is the President and Chief Executive Officer of Thunder River Energy Inc. (and Thunder’s subsidiary, CIMA Holdings Inc. in New Mexico), and operates privately as President and CEO of both Canadian Wildcat Corporation and Western Crown Corporation, both of which are oil exploration firms located in Calgary, Alberta.

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. No information in this press release should be construed as any indication of the present or future value of the Company’s securities or of the Company itself. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

SOURCE Tamm Oil and Gas Corp.

Tamm Oil and Gas Corp., +1-403-975-9399, info@tammoilandgas.com